Exhibit (j.1) Consent Of Independent Registered Public Accounting Firm

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 64 to Registration Statement No. 33-11371 on Form N-1A of our report dated July 17, 2013, relating to the financial statements and financial highlights of Heartland International Value Fund (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended May 31, 2013, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin

July 18, 2013